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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE                                  FOR MORE INFORMATION:
March 19, 1997                                         Kevin Doyle
                                                       BellSouth Corporation
                                                       404-249-2793
                                                       Dave Sentman
                                                       American Telecasting Inc.
                                                       719-260-5533


                  BELLSOUTH TO BUY WIRELESS CABLE MARKETS
                        FROM AMERICAN TELECASTING
       Agreement would let BellSouth reach up to 2 million households in nine Southern markets

ATLANTA -- BellSouth Corporation (NYSE: BLS), the premier communications company in the South, has signed a definitive agreement to acquire wireless cable operations and assets in up to nine Southern markets from American Telecasting Inc. (NASDAQ: ATEL), a move that will allow BellSouth to extend digital wireless cable service to important new markets in Florida and Kentucky.

The BellSouth-ATEL agreement, which is subject to regulatory approval and other conditions to closing, will give BellSouth rights to provide wireless cable service in six Florida markets -- Jacksonville, Orlando, Daytona Beach, Ft. Myers, Lakeland and Bradenton -- and Louisville, Ky. Under terms of the agreement, BellSouth would acquire ATEL's existing operations in those markets, including more than 35,000 existing customers; all assets in those markets, including the rights to wireless cable licenses; and certain additional channel rights.

As part of the same transaction, BellSouth and ATEL have agreed on options giving the two companies up to 24 months to reach a decision on the sale of ATEL assets in two additional markets; Naples, Fla., and Sebring, Fla.

BellSouth has agreed to pay no less than $67.9 million and no more than $103.2 million in the transaction, with the closing price depending on the total number of channel leases and licenses delivered at closing. The nine markets, each of which carry the rights to varying numbers of channels, together comprise a total of approximately 2 million line-of-sight households, the industry measurement for potential customers served.

"BellSouth is committed to making more home entertainment choices available to its customers using the technology appropriate to each market. Our agreement with ATEL will let BellSouth use digital wireless cable to extend our home entertainment services to several important BellSouth markets," said William F. Reddersen, BellSouth group president of long distance and video services.





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BellSouth plans to use digital wireless cable to provide more than 100 channels of high-quality programming, including national satellite programming and all existing local broadcast channels.

BellSouth will continue to use multiple technologies to bring high-quality home entertainment services to customers. BellSouth has also been granted franchises that will allow it to build wired cable TV systems in 13 communities in the South and is seeking additional franchises in selected markets. BellSouth has previously announced agreements that would eventually allow it to also provide home entertainment services using digital wireless cable systems in New Orleans, Atlanta and Miami.

Digital wireless cable service is generally available to customers within a 35-mile radius of the central transmitter site in any given market. Subscribers would receive the service via antennas about the size of a laptop personal computer.

American Telecasting operates wireless cable television systems throughout the United States, serving approximately 179,800 subscribers in 38 markets.

BellSouth is a $19 billion communications services company. It provides telecommunications, wireless communications, directory advertising and publishing, video, Internet and information services to more than 27 million customers in 20 countries worldwide.


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NOTE: For more information about BellSouth, visit the BellSouth Web page at
http://www.bellsouth.com. Also, BellSouth news releases dating back one year are available by fax at no charge by calling 1-800-758-5804, ext. 095650.


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